EXHIBIT 10.1

MANAGEMENT INCENTIVE COMPENSATION PLAN, AS AMENDED

ARTICLE 1

Background, Purpose and Design

1.1.	Background. Unum Group hereby establishes, effective as of January 1, 2008, an annual incentive bonus plan for its officers and employees known as the Management Incentive Compensation Plan of 2008. The Plan was adopted by the Board of Directors on February 21, 2008, subject to the approval of Company’s stockholders at the 2008 annual meeting.

1.2.	Purpose. The purpose of the Plan is to motivate the Participants to perform in a way that will enable Unum Group to reach or exceed its goals.

1.3.	Subparts of the Plan. The Plan consists of two subparts: (i) the Executive Officer Incentive Plan, under which Incentive Awards to designated executive officers are based upon the achievement of objectively determinable corporate performance goals measured over a period of up to twelve months; and (ii) the Employee Incentive Plan, under which Incentive Awards to employees or officers who are not participants in the Executive Officer Incentive Plan are based upon the achievement of corporate and/or individual performance goals measured over a period of up to twelve months.

ARTICLE 2

Definitions

2.1.	Definitions. Certain terms of the Plan have defined meanings set forth in this Article 2 and which shall govern unless the context in which they are used clearly indicates that some other meaning is intended.

Beneficiary. Any person or persons designated by a Participant, in accordance with procedures established under Article 8.1 of the Plan, to receive benefits hereunder in the event of the Participant’s death.

Board. The Board of Directors of the Company.

Cause. The term “Cause” with respect to a Participant shall have the meaning assigned such term in any separate employment, change of control or severance agreement between the Participant and the Company or and Subsidiary as then in effect. In the absence of such other agreement or definition, the term “Cause” as used herein and for the purposes of this Plan shall mean the occurrence of one or more of the following with respect to a Participant:

(1)	The continued failure of the Participant to perform substantially his or her duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Participant by the CEO which specifically identifies the manner in which the CEO believes that the Participant has not substantially performed the Participant’s duties, or

(2)	The willful engaging by the Participant in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company, or

(3)

Conviction of a felony or a guilty or nolo contendere plea by the Participant with respect thereto. For purposes of this Cause definition, no act or failure to act, on the part of a Participant, shall be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or (with respect to Participants other than the CEO) upon the instructions of the CEO, or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Company. The cessation of employment of a Participant shall not be deemed to be for Cause unless and until there shall have been delivered to the Participant a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Participant and the Participant is given an opportunity, together with counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Participant is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

Change in Control. The occurrence of one or more of the following events:

(1)	During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director and whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest (as described in Rule 14a-11 under the Act) (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any “person” (as such term is defined in Section 3(a)(9) of the Act and as used in Sections 13(d)(3) and 14(d)(2) of the Act) other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election or Contest or Proxy Contest, shall be deemed an Incumbent Director;

(2)	Any person is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 20% (30% with respect to deferred compensation subject to Internal Revenue Code Section 409A) or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (2) shall not be deemed to be a Change in Control of the Company by virtue of any of the following acquisitions: (A) by the Company or any Subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (C) by an underwriter temporarily holding securities pursuant to an offering of such securities, (D) pursuant to a Non-Qualifying Transaction (as defined in paragraph (3), or (E) a transaction (other than one described in paragraph (3) below) in which Company Voting Securities are acquired from the Company, if a majority of the Incumbent Directors approve a resolution providing expressly that the acquisition pursuant to this clause (E) does not constitute a Change in Control of the Company under this paragraph (2);

(3)

The consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the stockholders, whether for such transaction or the issuance of securities in the transaction (a “Reorganization”), or sale or other disposition of all or substantially all of the Company’s assets to an entity that is not an affiliate of the Company (a “Sale”), unless immediately following such Reorganization or Sale: (A) more than 50% of the total voting power of (x) the corporation resulting from such Reorganization or the corporation which has acquired all or substantially all of the assets of the Company (in either case, the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by the Company Voting Securities that were outstanding immediately prior to such Reorganization or Sale (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Reorganization or Sale), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Reorganization or Sale, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation) is or becomes the beneficial owner, directly or indirectly, of 20% (30% with respect to deferred compensation subject to Internal Revenue Code Section 409A) or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Reorganization or Sale were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization or Sale (any Reorganization or Sale which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

(4)	The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 20% (30% with respect to deferred compensation subject to Internal Revenue Code Section 409A) of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

CEO. The chief executive officer of the Company.

Code. The Internal Revenue Code of 1986, as amended from time to time.

Committee. The Committee of the Board or, to the extent that the Committee shall have delegated authority to the CEO or the Chair as permitted in Article 3, the term “Committee” shall mean the CEO or the Chair, as the case may be.

Company. Unum Group, a Delaware corporation, and its corporate successors.

Disability. Disability of a Participant means the Participant is (1) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (2) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company. The Committee may require such medical or other evidence as it deems necessary to judge the nature and permanency of the Participant’s condition.

Employee Incentive Plan. The portion of the Plan, set forth in Article 6, pursuant to which employees or officers who are not participants in the Executive Officer Incentive Plan for a given Plan Year may earn Incentive Awards based on the achievement of goals measured over a period of up to twelve months.

Executive Compensation. The Executive Compensation division of the Human Resources Department of the Company.

Executive Officer Incentive Plan. The portion of the Plan, set forth in Article 5, pursuant to which the CEO and other designated executive officers may earn Incentive Awards based on the achievement of corporate performance goals measured over a period of up to twelve months.

Incentive Award. An award granted pursuant to Article 5 or 6 of the Plan.

Job Requalification. The termination of employment due to the fact that it may be necessary from time to time for Unum to require incumbent employees to attain greater skill levels to retain their positions, and for business reasons, there is not sufficient time or ability for the employee to develop these skills. If an employee is unsuccessful, his/her employment may be terminated. Job Requalification can also occur when a position changes or evolves such that the incumbent employee is no longer qualified to perform the job functions.

Participant. An employee of the Company or its Subsidiaries participating in the Plan.

Plan. The Unum Group Management Incentive Compensation Plan of 2008 as set forth in this document, together with any subsequent amendments hereto.

Plan Year. January 1 to December 31 of each year.

Retirement. Retirement of a Participant shall mean voluntary termination of employment after having attained age 55 and 5 years of service with the Company or a Subsidiary.

Subsidiary. Any corporation, limited liability company, partnership or other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.

ARTICLE 3

Administration of the Plan

3.1.	General. The Plan shall be administered by the Committee.

3.2.	Actions and Interpretations by the Committee. For purposes of administering the Plan, the Committee may from time to time adopt rules, regulations, guidelines and procedures for carrying out the provisions and purposes of the Plan and make such other determinations, not inconsistent with the Plan, as the Committee may deem appropriate. The Committee’s interpretation of the Plan, any awards granted under the Plan, and all decisions and determinations by the Committee with respect to the Plan are and shall be final, binding, and conclusive on all parties. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company, the Company’s independent certified public accountants, Company counsel or any executive compensation consultant or other professional retained by the Company or the Committee to assist in the administration of the Plan. No member of the Committee, the Board of Directors, or any delegate as the case may be, shall be liable for any act under the Plan done in good faith.

3.3.	Authority of the Committee. Except as provided below in this Section 3.3, the Committee has the exclusive power, authority and discretion to:

(a)	Designate Participants;

(b)	Establish the goals and target awards under the Executive Officer and Employee Incentive Plans for each Plan Year and determine whether or to what extent performance goals were achieved in a given Plan Year;

(c)	Determine the amount of actual awards under the Executive Officer Incentive Plan for each Plan Year, or determine amount of actual awards or the methodology for determination and the aggregate amount of awards under the Employee Incentive Plan, subject to the terms of the Plan;

(d)	Increase, reduce or eliminate any Incentive Award payable under the Employee Incentive Plan, regardless of the achievement of performance goals;

(e)	Reduce or eliminate any Incentive Award payable under the Executive Officer Incentive Plan, regardless of the achievement of performance goals;

(f)	Decide all other matters that must be determined in connection with an Incentive Award;

(g)	Establish, adopt or revise any rules, regulations, guidelines or procedures as it may deem necessary or advisable to administer the Plan;

(h)	Make all other decisions and determinations that may be required under the Plan or as the Committee deems necessary or advisable to administer the Plan;

(i)	Amend, modify or terminate the Plan as provided herein; and

(j)	Adopt such modifications, procedures, and subplans as may be necessary or desirable (i) to effectuate the compensation incentive objectives of the Company or (ii) to comply with provisions of the laws of non-U.S. jurisdictions in which the Company or any affiliate may operate, in order to assure the viability of the benefits of awards granted to Participants located in such other jurisdictions and to meet the objectives of the Plan; provided, however, that any such modifications, procedures and subplans shall not apply with respect to participation in the Executive Officer Incentive Plan if they would cause Incentive Awards thereunder to fail to qualify as “performance-based” compensation as defined in Code Section 162(m).

Nothing contained in the Plan shall prevent or be deemed to prevent the Committee or the Company or any Subsidiary or Affiliate from adopting other or additional compensation arrangements for, or paying or providing any other or additional amounts or benefits to, its employees.

To the extent permitted under Delaware law, the Committee may expressly delegate to the CEO or the Chair of the Committee (the “Chair”) some or all of the Committee’s authority under subsections (a) through (d) above with respect to the Employee Incentive Plan, pursuant to guidelines approved by the Committee. To the extent of such delegated authority, references herein to “Committee” shall refer to the CEO or the Chair, as the case may be. In addition, the Committee, may, in its discretion, delegate its general administrative duties under the Plan to an officer or employee or Committee composed of officers or employees of the Company, but may not delegate its authority to construe and interpret the Plan. The acts of the CEO, the Chair and any other persons acting under such delegated authority shall be treated hereunder as acts of the Committee and the delegates shall report to the Committee regarding the delegated duties and responsibilities.

ARTICLE 4

Eligibility and Participation; Change in Control

4.1.	General. Participation in the Plan is limited to such officers or employees, or categories of employees, of the Company as may be designated by the Committee from time to time. Participation in one Plan Year does not guarantee participation in any subsequent Plan Year.

4.2.

New Hires. If a person is hired on or before September 30 of a Plan Year and is selected for participation in the Plan, then, unless the Committee provides otherwise, he or she will become a Participant in the Plan as of the date of hire and the Incentive Award will be prorated based on the number of days he or she participated in the Plan during the Plan Year. If the date of hire occurs after September 30 and is selected for participation in the Plan, the person will not be eligible to participate in the Plan until the following Plan Year.

4.3.	Promotions. If a Participant is promoted on or before November 30 of a Plan Year from one level of employment to a higher level, his or her Incentive Award will be prorated based on the levels of his or her employment during each day of the Plan Year (rounded to the nearest pay period to the date of the promotion). If such promotion occurs after November 30, the Incentive Award for the whole Plan Year will be based on the Participant’s level of employment prior to the promotion. If a person is promoted on or before November 30 of a Plan Year and is selected to participate in the Plan as a result of such promotion, then, unless the Committee provides otherwise, he or she will become a Participant in the Plan as of the date of the promotion and the Incentive Award will be prorated based on the number of days (beginning as of the day following the end of the last pay period) he or she participated in the Plan during the Plan Year. If such promotion occurs after November 30 and is selected for participation in the Plan, the person will not be eligible to participate in the Plan until the following Plan Year.

4.4.	Demotions. If a Participant is demoted during the Plan Year, the Committee may determine whether Plan participation ends at that time, or is continued, perhaps at a reduced level. If participation ends, his or her Incentive Award for such Plan Year will be prorated based on the number of days (beginning as of the day following the end of the last pay period) he or she participated in the Plan during the Plan Year, and such Incentive Award will be paid only if the Participant is still an employee at the time Incentive Awards are approved for that Plan Year. If a Participant is demoted but remains a Participant in the Plan, the Participant’s Incentive Award will be prorated based on the levels of his or her employment during each day of the Plan Year.

4.5.	Death, Disability and Retirement. Effective January 1, 2010, and subject to Section 4.8 below:

(a)	In the event of death or Disability on or after the last business day of March, the beneficiary/employee would receive a prorated PBI payment.

(b)	Retirement-eligible employees will receive a prorated PBI payment when the employee retires on or after the last business day of March.

(c)	For purposes of Section 4.5 proration is based on the number of days in the Plan Year preceding the date of death, Disability or Retirement, and the Participant will be entitled to the prorated amount, provided that calculations of such prorated amounts shall include manager recommendation based on individual performance. Performance criteria will be based on full-year performance. Incentive Awards in these situations will be calculated and paid after the end of the Plan Year, the same as for other Participants. Amounts paid on behalf of a deceased Participant will be paid to the Participant’s Beneficiary. In the event of Participant’s termination of employment by reason of Disability or Retirement, or in the event of the participant’s death before the last business day of March of a Plan Year, the Participant will forfeit any right to an Incentive Award for that Plan Year.

4.6.	Position Elimination or Job Requalification. Effective January 1, 2011, and subject to Section 4.8 below:

(a)	Any Participant whose position is eliminated or who is terminated by reason of Job Requalification effective on/after the last business day of June each Plan Year would be eligible for a prorated PBI payment based on the amount of time worked.

(b)

For purposes of Section 4.6 proration is based on the number of days in the Plan Year preceding the date of termination, and the Participant will be entitled to the prorated amount, provided that calculations of such prorated amounts shall include manager recommendation based on individual performance. Performance criteria will be based on full-year performance. Incentive Awards in these situations will be calculated and paid after the end of the Plan Year, the same as for other

Participants. In the event of a Participant’s termination of employment by reason of position elimination or Job Requalification before the last business day of June of a Plan Year, the Participant will forfeit any right to an Incentive Award for that Plan Year.

4.7.	Other Terminations of Employment. Except as provided in Section 4.8, in the event of a Participant’s termination of employment during a Plan Year (or after the end of a Plan Year and before the time the Committee has approved the Incentive Awards for such Plan Year) other than by reason of death, Disability or Retirement, elimination of position or Job Requalification, the Participant will forfeit any right to an Incentive Award for that Plan Year. For terminations that occur after the time the Committee approves the Incentive Awards for a Plan Year, but before payout from the Plan for such Plan Year, payout will be made as though the termination of employment had not occurred. Solely for purposes of the Plan, the employment relationship shall be treated as continuing while the Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed 6 months, or if longer, so long as the individual retains a right to reemployment, or is otherwise protected, with the service recipient under an applicable statute or by contract. A termination of employment shall not occur in a circumstance in which a Participant transfers employment from the Company to employment with one of its Subsidiaries, transfers employment from a Subsidiary to the Company, or transfers employment from one Subsidiary to another Subsidiary.

4.8.	Change in Control. In the event of a Change in Control, the Committee will determine the Incentive Awards for each Participant that would have been earned if the Plan Year had ended as of the end of the month immediately preceding the end of the month in which the Change in Control occurs, based on actual performance through the date of the Change in Control (the “CIC Vested Awards”). Thereafter:

(a)	Each Participant who is in active employment at the end of the Plan Year shall be entitled to the greater of his or her CIC Vested Award or an Incentive Award based on actual performance for the entire Plan Year.

(b)	If the Plan is terminated during a Plan Year upon or after the Change in Control occurs, each Participant who is in active employment at the time of such Plan termination shall be entitled to the greater of his or her CIC Vested Award or an Incentive Award based on actual performance through the date of termination of the Plan.

(c)	If a Participant’s employment is terminated by the Company without Cause during a Plan Year upon or after a Change in Control occurs, such Participant shall be entitled to the greater of his or her CIC Vested Award or an Incentive Award based on actual performance through the date of termination of employment.

ARTICLE 5

Executive Officer Incentive Plan

5.1.	Eligibility. Only the CEO and such other executive officers of the Company, if any, as shall be designated by the Committee are eligible to participate in the Executive Officer Incentive Plan. The Executive Officer Incentive Plan is designed with the intent that Incentive Awards earned hereunder will be fully deductible by us without regard to the deduction limits of Section 162(m) of the Code.

5.2.	Incentive Awards. Subject to Section 5.3 below, each Participant in the Executive Officer Incentive Plan shall be eligible to receive an Incentive Award not to exceed $8 million in the event that we attain operating earnings at least equal to the product of (a) two and (b) the after tax amount required to cover interest on corporate debt and stockholder dividends for the prior fiscal year ending on December 31. For this purpose, operating earnings includes both GAAP and statutory operating income from our subsidiaries which is available to the holding company.

5.3.	Negative Discretion. The Committee may not increase the amount payable under the Plan or with respect to an Incentive Award pursuant to Section 5.2, but retains the discretionary authority to reduce the amount. The Committee may establish factors to take into consideration in implementing its discretion, including, but not limited to, corporate or business unit performance against budgeted financial goals (e.g., operating income or revenue), achievement of non-financial goals, economic and relative performance considerations and assessments of individual performance.

5.5.	Certification of Results and Payout. As soon as possible after the audited results for the Company are available for the Plan Year, the Committee will certify the performance against the performance goals and calculate the resulting Incentive Awards under the Executive Officer Incentive Plan. The Committee shall adjust any performance goals during or after the Plan Year to mitigate the unbudgeted impact of unusual or non-recurring gains and losses, accounting changes, acquisitions, divestitures or “extraordinary items” within the meaning of generally accepted accounting principles and that were not foreseen at the time such performance goals were established, provided that such adjustments would not, in the reasonable judgment of the Committee, prevent the award from qualifying from the “performance-based” exemption from Section 162(m) of the Code. Incentive Awards earned by Participants under the Executive Officer Incentive Plan will be paid in cash within thirty (30) days after the amount has been approved by the Committee and no later than March 15 of the year following the year in which the Incentive Award is earned.

ARTICLE 6

Employee Incentive Plan

6.1.	Eligibility. The Committee may designate any officer or employee, or any category of employees, of the Company or its Subsidiaries for participation in the Employee Incentive Plan for a Plan Year; provided that no person who is a participant in the Executive Officer Incentive Plan for a Plan Year is eligible to participate in the Employee Incentive Plan for that same Plan Year. Incentive Awards payable under the Employee Incentive Plan will be subject to the deduction limits imposed under Section 162(m) of the Code, to the extent applicable.

6.2.	Incentive Awards. Each Participant in the Employee Incentive Plan shall be eligible to receive an Incentive Award in connection with a particular Plan Year based on an individual’s contribution to the business of the Company, as determined by the Committee, which contribution may be assessed on nonobjective as well as objective measures.

6.3.	Establishment of Performance Goals. Within ninety (90) days after the commencement of any Plan Year (or such later date as the Committee shall determine), the Committee will set performance goals for the Employee Incentive Plan for such Plan Year. Such performance goals may, but need not, be the same as the performance goals under the Executive Officer Incentive Plan, and may be different for different Participants within the Employee Incentive Plan. For example, the Committee may choose to use corporate performance goals in conjunction with individual performance goals, and may set different performance goals for different Participants or classes of Participants in the Employee Incentive Plan.

6.4.	Establishment of Incentive Award Targets. Within ninety (90) days after the commencement of any Plan Year (or such later date as the Committee shall determine), the Committee will establish target awards under the Employee Incentive Plan and limits on payouts in excess of targets, if any. Target awards under the Employee Incentive Plan may be set as either (i) percentages of base salary, or (ii) a range of dollar amounts based on the achievement of specified performance measures, which targets may differ from Participant to Participant and from year to year. The Committee may, but is not required to, establish the weightings for each Participant for performance within any category of the performance goals. If established, the weightings would be expressed as a percent of the target award that can be earned by the Participant from performance in each category.

6.5.	Determination of Awards and Payout. As soon as possible after the completion of the Plan Year, the Committee will determine the amount of Incentive Awards earned under the Employee Incentive Plan. The Committee shall have the right for any reason to increase, reduce or eliminate any Incentive Award earned under the Employee Incentive Plan, notwithstanding the achievement of (or failure to achieve) a specified performance goal. Incentive Awards earned by Participants under the Employee Incentive Plan will be paid in cash within thirty (30) days after the amount has been approved by the Committee and no later than March 15 of the year following the year in which the Incentive Award is earned.

ARTICLE 7

Amendment, Modification and Termination

7.1.	Amendment, Modification and Termination. The Committee may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part; provided, however that no amendment that requires stockholder approval in order for the Executive Officer Incentive Plan to continue to comply with the performance-based compensation exemption from Section 162(m) of the Code shall be effective unless the same shall be approved by the Committee and the requisite vote of our stockholders.

ARTICLE 8

General Provisions

8.1.	Payment Recipient. All amounts payable under the Plan shall be paid to the appropriate Participant; provided, however, that a Participant may, by written instruction during the Participant’s lifetime on a form prescribed by Executive Compensation, designate one or more primary Beneficiaries to receive the amount payable hereunder following the Participant’s death, and may designate the proportions in which such Beneficiaries are to receive such payments. A Participant may change such designations from time to time, and the last written designation filed with the Committee prior to the Participant’s death shall control. A Beneficiary designation shall not be considered effective unless made on a form prescribed by Executive Compensation and which is delivered to Executive Compensation. If any Participant shall fail to designate a Beneficiary or shall designate a Beneficiary who shall fail to survive the Participant, the Beneficiary shall be the Participant’s surviving spouse, or, if none, the Participant’s surviving descendants (who shall take per stirpes) and if there are no surviving descendants, the Beneficiary shall be the Participant’s estate.

8.2.	Non-Assignability. None of the rights under the Plan shall be subject to the claim of any creditor of any Participant or Beneficiary, or to any legal process by any creditor of such Participant or Beneficiary, and none of them shall have any right to alienate, commute, anticipate, pledge, assign or encumber any of the rights under the Plan except to the extent expressly provided herein to the contrary.

8.3.	No Right to Continued Employment. Participation in the Plan shall not give any employee any right to remain in our employ. The Plan is not to be construed as a contract of employment for any period and does not alter the at-will status of any Participant.

8.4.	Participant’s Rights Unsecured; Waiver and Release. The benefits payable under the Plan shall be paid by the Company each year out of its general assets. To the extent a Participant acquires the right to receive a payment under the Plan, such right shall be no greater than that of an unsecured general creditor of the Company. In consideration of the granting of the award, Participants may required to execute an agreement which, among other things, waives and releases all claims, whether known or unknown that Participant may have against the Company, its affiliates, directors, officers, agents or employees arising out of related to Participant’s employment, except for those claims against the benefit plans of the Company. The waiver shall include such terms and conditions as shall be determined by the Committee in its discretion, provided that any such waiver and release shall comply with applicable laws and regulations, and further provided that the Committee may direct that no waiver and release shall be obtained.

8.5.	Income Tax Withholding. The Company shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the Plan.

8.6.	Governing Law. This Plan, and the rights and obligations of the parties thereunder, will be governed by and construed in accordance with the laws of the State of Delaware.

8.7.	Titles and Headings. The titles and headings of the Sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

8.8.	Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.